EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole Director, Investor Relations 303-464-3986 derek.cole@myogen.com	Joseph L. Turner Chief Financial Officer 303-464-5222 joe.turner@myogen.com

MYOGEN REPORTS 2004 FIRST QUARTER RESULTS

Denver, Colorado, April 29, 2004 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today reported 2004 first quarter results. On March 31, 2004, the Company had cash, cash equivalents and investments of $97.6 million. Net loss for the quarter ended March 31, 2004 was $16.0 million, or $0.60 per share, compared with $7.6 million, or $10.95 per share, during the same period in 2003.

“This quarter we continued to make significant progress in the development of our product candidates, enoximone, ambrisentan and darusentan, as well as our discovery research program,” said J. William Freytag, President and Chief Executive Officer of Myogen. “In January, we announced the initiation of patient enrollment in ARIES-1 & -2, our two Phase III pivotal trials of ambrisentan in pulmonary arterial hypertension, and last month we announced the preliminary results of EMOTE, our Phase III trial of enoximone in advanced heart failure.”

Product Portfolio Update

Enoximone:

•	ESSENTIAL I & II, the Company’s pivotal Phase III trials of enoximone capsules in patients with chronic heart failure, continue to progress in line with expectations. The Company expects to complete enrollment of all 1,800 patients before the end of May and remains on target for completing the treatment phase for both of these trials before the end of this year.

•	EMOTE, a Phase III trial of enoximone capsules in 201 patients in the most advanced stage of chronic heart failure who are dependent on intravenous (i.v.) inotrope therapy, was completed in February. The study was designed to evaluate enoximone capsules as effective treatment to wean patients off of i.v. inotrope therapy and potentially support the two ongoing Phase III pivotal studies, ESSENTIAL I & II. Analysis of the primary endpoint, wean success at 30 days, demonstrated a wean success rate of 61% in the enoximone-treated group and 51% in the placebo-treated group. This difference did not reach statistical significance. The key secondary endpoints, which also evaluated wean from i.v. inotrope therapy, but over time rather than at a fixed 30-day time point, were achieved, demonstrating a therapeutic benefit over a range of time periods. The safety results demonstrated no statistical difference in serious adverse events or mortality between the groups receiving placebo or enoximone capsules.

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•	EMPOWER, an additional Phase III study designed to provide promotional support during marketing, began enrollment in September 2003. The study continues to enroll more slowly than anticipated. The Company continues to monitor the viability of the study.

The Company believes that if the ESSENTIAL trials are successful, the results will be adequate to support United States regulatory approval as well as approvals in certain international markets for enoximone capsules. Although the Company does not believe that EMOTE or EMPOWER will be required for regulatory approval, it believes these studies may assist in regulatory and post-approval marketing efforts.

Ambrisentan: In January, Myogen announced the initiation of patient enrollment in ARIES-1 & -2, two pivotal Phase III trials of ambrisentan in pulmonary arterial hypertension (PAH). The Company currently expects to complete enrollment in the two trials in the first half of 2005. This timing is somewhat uncertain due to on-going competing trials for the same indication. Upon completion of 12-weeks of treatment, eligible patients are given the opportunity to enroll in an extension study.

Detailed results of AMB-220, a Phase II study of ambrisentan in PAH, will be disclosed May 23, 2004 in an oral presentation at a mini-symposium, Emerging Therapies for PAH, at the American Thoracic Society’s 2004 International Conference in Orlando, Florida. Upon completion of AMB-220, eligible patients were given the opportunity to enroll in an open-label extension study, AMB-220E. AMB-220E is on going and may continue until commercial product is available or the Company terminates the study.

Darusentan: The Company is finalizing the design of the Phase IIb trial that will initiate Myogen’s clinical evaluation of darusentan in patients with resistant hypertension. The Company expects to begin the trial this year.

2004 First Quarter Financial Highlights

Sales of Perfan I.V. for the three months ended March 31, 2004 were $852,000 versus $656,000 for the same period in 2003. The quarter-to-quarter increase in sales is the result of a more favorable exchange rate and an increase in the number of units sold. The cost of Perfan I.V. sold as a percentage of sales was 31.8% and 31.5% for the quarters ended March 31, 2004 and 2003, respectively. For the quarter ended March 31, 2004, research and development contract revenue from our research agreement with Novartis, which began in October 2003, was $1.3 million.

Research and development expenses, excluding stock-based compensation expenses, increased 130% to $14.6 million from $6.4 million for the three months ended March 31, 2004 and 2003, respectively. The increase in expenses for the quarter was primarily due to higher costs associated with increased patient enrollment in the ESSENTIAL trials and the initiation of patient enrollment in the ARIES trials.

Selling, general and administrative expenses, excluding stock-based compensation expenses, increased 140% to $2.2 million from $932,000 for the three months ended March 31, 2004 and 2003, respectively. The increase was primarily associated with an increase in insurance and professional service costs related to becoming a public company and an increase in staffing and related recruiting costs.

2004 Milestones
Myogen milestones for 2004 include:

•	Initiation of ARIES-1 & -2 (ambrisentan pivotal Phase III studies), which the Company announced in January;

•	Completion of EMOTE (enoximone non-pivotal Phase III study), the preliminary results of which the Company reported in March;

•	Initiation of a Phase IIb trial of darusentan in resistant hypertension; and

•	Completion of patient enrollment and drug treatment in ESSENTIAL I & II (enoximone pivotal Phase III studies) by the end of the year.

2004 Financial Guidance
 Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates, availability, terms and timing of additional financing transactions and the potential for Myogen to enter into additional licensing or strategic collaborations. The Company plans on updating financial guidance for 2004 when it releases results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2004, the Company presently anticipates:

•	Total product sales of $2.5 million to $3.0 million, an upward revision from the Company’s previous guidance of $2.3 million to $2.8 million;

•	Total operating expenses, excluding stock-based compensation expenses, of $66 million to $78 million; and

•	Basic net loss per share between $2.46 and $2.92.

In addition, the Company believes its current cash, cash equivalents and investments are sufficient to fund operations through the middle of next year.

Conference Call
 J. William Freytag, President and CEO, and other members of Myogen’s senior management will provide a company update and discuss results via webcast and conference call on Friday, April 30, 2004 at 8:00am Eastern. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-218-8862 (domestic) or 303-262-2130 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, May 7, 2004. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 577843#.

About Myogen
 Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of chronic heart failure, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant hypertension. The Company also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.

Safe Harbor Statement
 This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Annual Report on Form 10-K filed on March 1, 2004. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market current and new products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. Preliminary results may not be confirmed upon full analysis of the detailed results of a trial. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

MYOGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$94,144,458	$114,252,348
Other current assets	6,400,826	5,665,710

Total current assets	100,545,284	119,918,058
Long-term investments	3,503,210	—
Other assets	1,523,595	1,355,266

Total assets	$105,572,089	$121,273,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,894,652	$7,594,935
Other current liabilities	4,311,893	4,693,042

Total current liabilities	12,206,545	12,287,977
Other liabilities	4,200,686	5,063,552
Stockholders’ equity:
Common stock and preferred stock	26,466	26,458
Additional paid-in-capital	228,919,923	229,080,380
Deferred stock-based compensation	(5,348,315)	(6,730,195)
Other comprehensive income	30,238	22,185
Deficit accumulated during the development stage	(134,463,454)	(118,477,033)

Total stockholders’ equity	89,164,858	103,921,795

Total liabilities and stockholders’ equity	$105,572,089	$121,273,324

MYOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2004	2003
Revenues:
Product sales	$851,647	$656,385
Research and development contracts	1,339,628	—

	2,191,275	656,385

Costs and expenses:
Cost of product sold	271,130	206,897
Research and development (excluding stock-based compensation expense of $615,948, $438,354 and $3,471,657, respectively)	14,624,436	6,351,237
Selling, general and administrative (excluding stock-based compensation expense of $595,906, $333,296 and $2,665,679, respectively)	2,235,278	931,523
Stock-based compensation expense	1,211,854	771,650

	18,342,698	8,261,307

Loss from operations	(16,151,423)	(7,604,922)
Interest income (expense), net	171,878	27,296

Loss before income taxes	(15,979,545)	(7,577,626)
Income taxes	6,876	2,315

Net loss	(15,986,421)	(7,579,941)
Accretion of mandatorily redeemable convertible preferred stock	—	(3,670,185)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—

Net loss attributable to common stockholders	$(15,986,421)	$(11,250,126)

Basic and diluted net loss per common share	$(0.60)	$(10.95)

Weighted average common shares outstanding	26,461,163	1,027,618